BLACKROCK Floating Rate Income Strategies Fund II, Inc.

FILE #811-21464

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/7/2007	GNC	300,000,000	350,000	J.P. Morgan Securities Inc.; Goldman, Sachs & Co.; Lehman Brothers Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; BNP Paribas Securities Corp.; UBS Securities LLC
3/14/2007	FREEPORT	3,500,000,000	1,580,000

J.P. Morgan Securities Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; HSBC Securities (USA) Inc.; Scotia Capital (USA) Inc.; UBS Securities LLC; ANZ Securities, Inc.; BNP Paribas Securities Corp.; Calyon Securities (USA) Inc.; Daiwa Securities SMBC Europe Limited; Greenwich Capital Markets, Inc.; HVB Capital Markets, Inc.; ING Financial Markets LLC; Mitsubishi UFJ Securities International plc; Mizuho Securities USA, Inc.; Natexis Bleichroeder Inc.; RBC Capital Markets Corporation; SG Americas Securities, LLC; Standard Chartered Bank; WestLB AG, London Branch

5/22/2007	UNIVERSAL HOSPITAL	230,000,000	230,000	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Bear, Stearns & Co. Inc.; Wachovia Capital Markets, LLC
11/14/2007	Windstream Regatta Holdings	210,500,000	900,000	JPMorgan, Lehman Brothers, Merrill Lynch & Co., Goldman, Sachs & Co., Barclays Capital, BNP Paribas